Exhibit 99.1

2026: A Breakout Year for Cycurion – Building Momentum and Shareholder Value

April 15, 2026

MCLEAN, Va., April 15, 2026 (GLOBE NEWSWIRE) -- Cycurion, Inc. (NASDAQ: CYCU) (“Cycurion” or the “Company”), a leading AI driven, tech-enabled cybersecurity solutions provider, today releases the following Letter to Shareholders from Kevin Kelly, Chairman and Chief Executive Officer.

Dear Valued Shareholders,

I am pleased to provide an update on our progress and outlook for 2026. Building on the operational transformation achieved in 2025, we have entered the year with improved financial flexibility, a strengthened balance sheet, and a clear path toward higher-margin, recurring revenue growth.

We began 2026 with a solid foundation for growth. We are executing our strategy of both organic and inorganic expansion in a highly favorable cybersecurity market, where global spending is projected to exceed $500 billion by 2030, according to Cybersecurity Ventures’ 2026 Cybersecurity Market Report. This growth is being driven by the AI arms race, increasingly sophisticated threats, and rising demand for resilient government and critical infrastructure solutions.

Our ARx platform is purpose-built for this environment, delivering real-time, AI-enhanced protection that addresses these challenges.

We have approximately $112 million in contracted backlog, providing multi-year revenue visibility. This contracted backlog, combined with public health contracts expected to add approximately $1.35 million in 2026 revenue (with approximately $1.165 million in new annual recurring revenue), demonstrates strong momentum in our sales pipeline.

Our path to profitability is clear and focused. We are deliberately shifting toward higher-margin businesses by emphasizing the sale of proprietary products, particularly our scalable AI-driven ARx platform, and through targeted acquisitions of companies with complementary high-margin products, often delivering over 70% gross margins. This, combined with a growing mix of recurring revenue from managed services and our cost discipline, positions us for meaningful margin expansion and progress toward sustainable profitability in 2026 and beyond.

At current levels, Cycurion is trading at roughly 0.5x our trailing revenue — a significant discount to the broader cybersecurity sector, where public companies typically trade at multiples ranging from 5 to 12 times revenue (and high-growth platform leaders often command 10 to 20 times or more), based on publicly available market data. As we execute on backlog conversion, shift toward higher-margin product sales and acquisitions, and deliver sustainable profitability, we believe this valuation disconnect will narrow, creating substantial upside for shareholders.

2025 was a year of deliberate cleanup and structural transformation. We navigated transitory headwinds from federal government shutdowns and efficiency reviews. Despite these challenges, we executed significant operational improvements: implementing $2.2 million in annualized cost savings, reducing net debt by over 70% (ending the year at just under $3 million while holding over $5 million in cash), streamlining our capital structure, and continuing targeted investments in our proprietary AI-driven ARx platform. These steps have laid a stronger foundation for higher-margin, recurring revenue growth going forward.

We also confronted external challenges, including defamatory campaigns, suspected short selling and market manipulation, and unauthorized press releases. True to our commitment, we have initiated a John Doe lawsuit against involved parties and recently issued litigation hold letters to 16 market makers to preserve evidence. We will continue to protect the Company and our shareholders vigorously.

With improved financial flexibility, contracted backlog conversion, strategic expansion, and deliberate focus on high-margin growth, I believe that 2026 will be a year of revenue growth and long-term value creation for you, our shareholders.

We remain fully committed to our mission of securing the digital future. Thank you for your continued support. We look forward to providing regular updates on backlog execution, new contract awards, ARx advancements, and financial progress throughout the year.

Sincerely,

Kevin Kelly, Chairman and Chief Executive Officer

About Cycurion, Inc.

Based in McLean, Virginia, Cycurion (NASDAQ: CYCU) is a forward-thinking provider of IT cybersecurity solutions and AI, committed to delivering secure, reliable, and innovative services to clients worldwide. Specializing in cybersecurity, program management, and business continuity, Cycurion harnesses its AI-enhanced ARx platform and expert team to empower clients and safeguard their operations. Along with its subsidiaries, Axxum Technologies LLC, Cloudburst Security LLC, and Cycurion Innovation, Inc., Cycurion serves government, healthcare, and corporate clients committed to securing the digital future. More info: www.cycurion.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to the operations and prospective growth of Cycurion’s business.

Certain statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended. Any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements. Such statements include, but are not limited to, statements regarding the acceleration of the Company’s inorganic growth strategy through potential acquisitions and strategic transactions; the continued execution of the Company’s contracted backlog; the timing, amount and likelihood of realizing revenues associated with our contracted backlog; and other statements that are not historical facts, including statements which may be accompanied by words such as “continue,” “will,” “may,” “could,” “should,” “expect,” “expected,” “plans,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” and similar expressions intended to identify such forward-looking statements. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside the control of Cycurion and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to, risks related to customer performance and satisfaction, contract modifications, delays or terminations, and the Company’s ability to fulfill contractual obligations, the outcomes of the Company’s investigations, any potential legal proceedings, or the future performance of the Company’s stock. Additional factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements can be found in the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K filed by Cycurion with the U.S. Securities and Exchange Commission. Cycurion anticipates that subsequent events and developments may cause its plans, intentions, and expectations to change. Cycurion assumes no obligation, and it specifically disclaims any intention or obligation, to update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as expressly required by law. Forward-looking statements speak only as of the date they are made and should not be relied upon as representing Cycurion’s plans and expectations as of any subsequent date.

Cycurion Investor Relations:
(888) 341-6680
investors@cycurion.com

Cycurion Media Relations:
(888) 341-6680
media@cycurion.com

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